Exhibit 10.19

EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT, dated as of February 6, 2001 between BIONEBRASKA, INC., a corporation incorporated and existing under the laws of Delaware and having its office at 3820 NW 46th Street in Lincoln, Nebraska (hereinafter referred to as “Company”), and Roberta L. Schneider, M.D., residing currently at 5250 Silo Hill Road, Doylestown, PA 18901 (hereinafter referred to as the “Director”).

                WHEREAS the Company desires to employ the Director as its Vice President and Clinical Director for Diabetes and Obesity Programs and, as such, as a member of its management group; and the Director desires to be so employed:

                NOW THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.  Employment: Powers and Duties.

                The Company hereby employs the Director as its Vice President and Clinical Director for Diabetes and Obesity Programs, pursuant to the provisions of this Agreement.  The Director shall generally have the responsibilities, duties and functions as set forth in Annex A attached.  The Director shall perform services in such capacity for the Company and for any of its affiliates or subsidiaries with such authority and with such powers and duties as may be prescribed or assigned to her from time to time by the Board of Directors of the Company, by the Chairman of the Board and the C.E.O. and by the Senior Vice President and Chief Medical Officer (“CMO”)  In performing her services hereunder, she shall report to the CMO. She will be a member of the management group of the Company.

2.  Exclusivity.

                During the term of her employment hereunder, the Director will devote her best efforts, energy, skill and resources to her duties hereunder and to the affairs and interests of the Company and its affiliates, joint ventures and subsidiaries and will not, without the approval of the Board of Directors of the Company or the Chairman of the Board and the C.E.O., actively engage in consulting for, or in the conduct of, any other business for profit. Notwithstanding the foregoing, the Director shall have the right to continue her current equine business.

3.  Direct Compensation

                During her employment hereunder, the Director shall receive a salary at the annual rate of two hundred ten thousand dollars ($210,000).  This compensation will be paid in equal monthly installments. All required tax and other deductions will be made from such installments.  At the end of each calendar year under this Agreement, the performance of the Director will be reviewed.  In the event that her performance and contributions to the Company have been in accordance with or exceeding expectations for the particular calendar year, it is anticipated that, assuming the Company’s situation permits, the Director will receive a positive adjustment to her salary level over that obtained in the previous year.

                In addition, assuming the Company’s situation permits, the Board of Directors of the Company or the C.E.O. (in their respective sole discretion) may establish for any calendar year an appropriate incentive or bonus program which can provide to individual members of the management group of the Company additional incentive compensation in the event that certain goals, to be mutually agreed upon by the Company and each group member, are met or that substantial business contributions, not in the ordinary course of her duties, are made by the Director or other individual members of the management group to the business of the Company during the calendar year. Notwithstanding the foregoing, a bonus will be paid to the Director at year end at least equal to 20% of her foregoing annual compensation.

4.  Additional Benefits.

                (A)  The Director shall be provided with such health and sickness, accident, hospitalization, disability, life and other insurance benefits as are or may be generally provided under the Company’s and/or its affiliates’ group policies. This will include life insurance coverage of $100,000 for the Director.

                (B)  When and if instituted, the Director shall be provided with such savings and retirement plan benefits as may be provided in general for employees under the Company’s plans, as adopted or amended from time to time.  The Company has established a 401(K) Plan for retirement savings for all employees.  Initial Company contributions to this Plan are expected to be small or non-existent, until funding or profits of the Company permit (as determined in the sole discretion of the Board of Directors) one or more of such contributions from time to time.

5.  Long-Term Stock Option Incentives.

                The Director shall be allotted stock options under the Company’s 1993 Stock Plan, as amended, covering a total of forty thousand (40,000) shares of the Company’s Common Stock. These options will be governed by the provisions of one or more Option Agreements and will be vested, and become exercisable thereafter in accordance with the provisions of those Agreements, in three equal annual installments over the three years, beginning as of the date which is one year after the date of the Option Agreements. The options will terminate in ten years after grant if not terminated sooner in accordance with the provisions of the Option Agreements. The option price will be $12.50 per share, being the fair market value of the shares at the time the options are granted, as determined by the Board of Directors.

                The Director will be eligible for one or more additional option participations under stock plans of the Company if and to the extent that the Chairman of the Board and the C.E.O. or the Board of Directors at the relevant time, in their respective sole discretion, shall consider that the work and contributions of the Director merit such participation.

6.  Travel and Expenses.

                The Company shall reimburse to the Director all reasonable travel, hotel, entertainment and other out-of-pocket expenses which she may from time to time incur in the course of carrying out her duties for the Company and for any of its affiliates, joint ventures or subsidiaries. In particular, the Company will reimburse you for all telephone, internet and other communication expenses and other reasonable expenses associated with the maintenance of your office. The Company will purchase, to your specifications, a computer for your business use and will also reimburse you for the cost of maintaining a cell phone for business. It is understood, due to your remote location, that substantial travel to the Company’s headquarters in Lincoln will be required from time to time. Due also to the nature of your activities, substantial travel will be required in the U.S., Europe and elsewhere. Reasonable expenses of  travel, lodging and meals incurred on the Company’s behalf will be reimbursed to you, together with all other reasonable expenses of carrying out your duties in this position.

7.  Non-Competition.

                (A)          During the term of her employment hereunder, and for a two-year period thereafter (but only in the event that during such two-year period the Company shall in its sole discretion continue to pay compensation to the Director after termination of her employment at a rate per month equal to at least one half of the monthly salary rate enjoyed by the Director prior to the termination of her employment hereunder), the Director agrees that, unless she obtains written consent from the Company covering a particular planned competitive activity, the Director shall not directly or indirectly engage in, consult for, be employed by or finance any business activity that is competitive with the businesses which are being conducted or are planned to be conducted by the Company or by any affiliate, joint venture or subsidiary or client or customer of the Company at the particular time. The foregoing notwithstanding, the Company shall have no obligation, in the event of the termination of the employment of the Director for any reason, to pay any continuing compensation under this Section 7 to the Director or, in the event such continuing compensation is paid for one or more months, to continue to pay such compensation. In the event any such continuing compensation is not paid to the Director, or is terminated after one or more monthly payments, the foregoing restrictions on competitive activity on the part of the Director shall not apply thereafter.

                (B)           In no event, without receiving the Company’s prior written consent, will the Director, at any time during her employment hereunder or within a period which is two years after termination for any reason of her employment hereunder:

    (i)                                         preempt, divert, disrupt or otherwise interfere with any business relationship of the Company, or of any of its affiliates, joint ventures or subsidiaries, with any of the clients, customers or business contacts of the Company or of any of its affiliates, joint ventures or subsidiaries; or

   (ii)                                         employ or solicit for employment for her own or another’s benefit, as employee, partner, consultant, independent contractor or otherwise, or directly or indirectly suggest to others to employ or to solicit for employment, any person who is at the time employed by the Company or by any affiliate, joint venture, subsidiary, client or customer of the Company.

8.  Intellectual Property Rights.

                (A)  As between the Company or any of its affiliates, joint ventures, subsidiaries or customers, as the case may be, and the Director, all products, know-how, methods, processes, discoveries, materials, ideas, strategies, creations, inventions, medical or clinical ideas, results or innovations and properties pertaining or relating to the businesses of the Company, or of any affiliate, joint venture or subsidiary of the Company, which the Director may create by herself or with others or to which she may become exposed, whether or not developed or invented by the Director and whether or not developed or discovered during regular working hours, shall be the sole and absolute property of the Company or the particular affiliate, joint venture, subsidiary or customer as the case may be, for any and all purposes.  The Director shall not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature in any of the foregoing.

                (B)  The Director acknowledges that in the course of her employment hereunder she will make use of, be exposed to, acquire and add to confidential information of the Company and its affiliates, joint ventures and subsidiaries as well as of its customers, clients and other persons and entities having a business relationship with the Company, relating to such matters as (but not limited to) trade secrets, products, technical systems, processes and procedures, clinical ideas, results or innovations, know-how, inventions, manuals, confidential documents and reports on paper and in electronically stored form, plans, properties, strategies and customer or investors’ business (referred to as “Confidential Information”); and that such Confidential Information will have a special and unique nature and value for the Company.  The Director agrees that with respect to any and all of the foregoing Confidential Information, during and following the term of this Agreement, hereof, and for so long as the same remains confidential (and beyond this time should loss of confidentiality be caused directly or indirectly by the Director), she will not, for any purpose (unless otherwise agreed to by the Company in writing), divulge or disclose to persons other than those authorized by the Company to receive the same, use or otherwise exploit any of such Confidential Information or let or suffer others to use or otherwise exploit such Confidential Information for any purpose other than for the benefit of the Company or its affiliates, joint ventures or subsidiaries, as the case may be.

9.  Term of Employment.

                The Director’s employment shall begin on February 6, 2001 and continue indefinitely hereunder, unless and until terminated by either party upon delivery of six months’ prior written notice of termination to the other party.

                 Notwithstanding the foregoing, the Company shall be entitled by notice in writing to the Director to terminate forthwith her employment with the Company under this Agreement if she shall have engaged in any willful misconduct or misconduct involving negligence or commit any material breach of her obligations or duties to the Company or the Company’s employees hereunder, provided that, in the event of such a material breach, she will be given notice thereof and afforded an opportunity to correct the same.

10.  Vacation.

                The Director shall be entitled to four weeks of vacation in each calendar year.

11.  Return of Documents in Hard Copy or Electronically Stored.

                The Director shall promptly, upon the termination of her employment with the Company hereunder, deliver and transfer over to the Company all copies, both in hard copy and electronically created and/or stored, of reports, memoranda, accounts, laboratory, clinical and other notebooks, records, correspondence and e-mail (“Company Documents”) which may have been prepared by her or have come into her possession or control in the course of her employment and the discharge of her duties hereunder.  Unless otherwise agreed to in writing by the Company or unless the particular item has been published in its entirety in the public domain, the Director shall not retain any of copies of Company Documents, either in the form of hard copy or in electronically stored form.

12.  Notices.

                All notices hereunder shall be in writing and delivered personally or by registered or certified mail which shall be addressed to the Company at its principal office, marked to the attention of the Chairman of the Board and the C.E.O. and to the Director at the address stated in the first paragraph of this Agreement, or in either case at such other address as shall have previously been designated in writing by the party, to whom the notice is to be sent, to the other party.  Any such communication so sent by mail shall be deemed made or given upon mailing.

13.  Miscellaneous.

                The BioNebraska Employee Handbook (the “Handbook”) has been furnished to the Director and shall form part of this Agreement.  The Director agrees to comply with operational rules of the Company as adopted from time to time and set forth in the  Handbook, so long as they are consistent with this Agreement.  This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either party relative to the subject matter hereof other than those contained herein.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by and against, the parties to this Agreement and their respective heirs, executors, and successors in interest. The provisions of Sections 7, 8, 11, 12, 13 and 14 hereunder shall survive the termination of this Agreement to the extent necessary to accomplish the purposes of the provisions in such Sections and in this Agreement.

14.  Governing Law.

                This Agreement shall be governed by, and construed in accordance with, the laws of Nebraska.

                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Director has executed this Agreement, as of the date first written above.

BIONEBRASKA, INC.

	By	/s/ Thomas R. Coolidge
Thomas R. Coolidge
Chairman of the Board
and C.E.O.

/s/ Roberta L. Schneider, M.D.
Roberta L. Schneider, M.D.
(the Director)